As filed with the Securities and Exchange Commission on March 1, 2024
Registration No. 333-230826

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-230826
UNDER
THE SECURITIES ACT OF 1933

COMMSCOPE HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-4332098
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3642 E. US Highway 70 Claremont, North Carolina	28610
(Address of Principal Executive Offices, Including Zip Code)	(Zip Code)

Justin C. Choi
Senior Vice President, Chief Legal Officer and Secretary
CommScope Holding Company, Inc.
3642 E. US Highway 70
Claremont, North Carolina 28610
Telephone: (828) 459-5000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by CommScope Holding Company, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

●
Registration Statement on Form S-3 (333-230826), filed with the SEC on April 12, 2019, which registered for resale up to (i) 1,115,447 shares of the Registrant’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) that may be offered or sold from time to time and (ii) 40,561,669 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) that may be offered or sold from time to time, consisting of 36,363,600 shares of Common Stock initially issuable upon conversion of shares of Series A Preferred Stock.

Subject to the SEC acting pursuant to Section 8(a) of the Securities Act of 1933 declaring this Post-Effective Amendment effective, the Registrant, by filing this Post-Effective Amendment, terminates, as of such date, the effectiveness of the Registration Statement, and, in accordance with an undertaking made by the Registrant in Part II, Item 17 of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant, as of such date, removes from registration any and all securities registered but which remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Claremont, State of North Carolina, on March 1, 2024.

COMMSCOPE HOLDING COMPANY, INC.

By:	/s/ Charles L. Treadway
	Name:	Charles L. Treadway
	Title:	President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.